Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Reports First Quarter 2024 Financial Results;
Strong Sequential Growth for a Solid Start to the Year

•
Delivered net sales of $212.0 million up 10% over 4Q23 with Hydraulics up 7% and Electronics up 17% sequentially; Notably Electronics up 6% over the year-ago period
•
Demonstrated sequential margin improvement over 4Q23 across both gross (+310 bps) and operating (+340 bps) margins despite some unfavorable mix
•
Achieved diluted EPS of $0.28 in 1Q24 and Diluted Non-GAAP EPS of $0.53, up 40% over 4Q23
•
Generated cash from operations of $17.8 million in 1Q24 up 45% over the year-ago level showing disciplined working capital management and strong cash conversion
•
Reduced net debt in 1Q24, the third sequential quarterly reduction; debt paydown remains a capital allocation priority in 2024
•
Affirming 2024 outlook executing return to growth while leveraging the methodical investments combined with disciplined cost management and operational efficiencies to elevate profitability

SARASOTA, FL, May 8, 2024 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, today reported financial results for the first quarter ended March 30, 2024. Results include our most recent flywheel acquisitions of Schultes Precision Manufacturing, Inc. (or “Schultes”), which was acquired on January 27, 2023, and i3 Product Development, Inc. (or “i3”), which was acquired on May 26, 2023.

“The Helios team delivered a solid start to the year as we execute on our 2024 financial priorities of achieving profitable sales growth, driving operating leverage, generating cash, and reducing debt. All regions contributed to total sequential sales growth of 10%, most encouragingly both EMEA and Asia contributed the most in absolute dollars, even with some softness in a few end markets. The combination of improved volume, financial discipline, and actions taken in the second half of 2023 to protect the business drove measurable gross and operating margin expansion sequentially. These results reinforce our confidence that we can achieve our stated goals for 2024,” said Josef Matosevic, President and Chief Executive Officer of Helios.

“All the work the Helios team has achieved over the last several years to transform the business into an integrated operating company is starting to show positive traction. We have formally entered the commercial food service market winning some initial customers there and expect this to grow over time. We also just announced that we are partnering with WaterGuru. We are bringing to market state-of-the-art water sensing and automated solutions for the spa, plunge pool, and cold plunge industries. These are both examples of how Helios is driving leading innovation for the markets we serve and diversifying into new ones. We are uniquely positioned at the intersection of hydraulics and electronics providing our customers with innovative, sticky solutions that add value in every application. We are encouraged with the feedback and reception from customers around our strategic direction and believe it will continue to create significant growth opportunities for us over time,” Matosevic concluded.

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 2 of 15

First Quarter 2024 Consolidated Results

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 30, 2024	April 1, 2023	Change		% Change
Net sales	$212.0	$213.2	$(1.2)		(1%)
Gross profit	$67.2	$71.0	$(3.8)		(5%)
Gross margin	31.7%	33.3%	(160)	bps
Operating income	$20.3	$24.8	$(4.5)		(18%)
Operating margin	9.6%	11.6%	(200)	bps
Non-GAAP adjusted operating margin*	14.5%	17.2%	(270)	bps
Net income	$9.2	$13.9	$(4.7)		(34%)
Diluted EPS	$0.28	$0.42	$(0.14)		(33%)
Non-GAAP net income*	$17.6	$23.4	$(5.8)		(25%)
Diluted Non-GAAP EPS*	$0.53	$0.72	$(0.19)		(26%)
Adjusted EBITDA*	$38.6	$43.3	$(4.7)		(11%)
Adjusted EBITDA margin*	18.2%	20.3%	(210)	bps

* Adjusted numbers are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Sales

•
Changes in Market Mix: Electronics segment revenue improved 6% with Health & Wellness as a leading driver compared with the year ago period helping to offset the 4% decline in Hydraulics which was spread across several end markets we serve. Compared with fourth quarter 2023, Hydraulics segment revenue grew 7% while the Electronics segment grew 17%. Sales included $3.9 million in revenue from acquisitions. (See the Organic and Acquired Revenue table in this release that provides acquired revenue by segment by quarter).
•
By Region: sales in the Americas and Asia Pacific ("APAC”) were up by 1% and 5%, respectively while there was a 7% decline in Europe, the Middle East and Africa (“EMEA”) compared to the year ago period. Compared with the fourth quarter 2023 all regions grew: EMEA 18%, APAC 14% and Americas 4%.
•
Other Impacts: unfavorable foreign currency (FX) translation was $0.3 million in the first quarter 2024.

Profits and margins

•
Gross profit and margin impacts: gross profit declined $3.8 million compared with the year ago period primarily on lower volume, higher material and labor costs, and unfavorable FX. Gross margin contracted 160 basis points impacted by lower fixed cost leverage on lower volume, revenue mix, and the cost impacts above. Compared with the fourth quarter 2023, gross profit increased $11.9 million, or 22%, and gross margin expanded 310 basis points.
•
Selling, engineering and administrative (“SEA”) expenses: SEA increased $0.9 million, or 2% compared with the year ago period due to higher wages and from 2023 acquisitions.
•
Amortization of intangible assets: $7.9 million down 2% compared with the year ago period as a few intangibles have fully amortized since the comparable period.

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 3 of 15

Non-operating items

•
Net interest expense: up $2.0 million compared with the prior year period reflecting higher interest rates and increased average net debt balance related to the debt financing of 1H23 acquisitions. Compared with fourth quarter 2023 down $0.4 million due to net debt reduction of 2%.
•
Effective tax rate: 23.2% compared with 22.8% in the year ago period reflecting the mix in income to various tax jurisdictions.

Net income, diluted earnings per share (“EPS”), Non-GAAP EPS, and adjusted EBITDA margin

•
GAAP net income and diluted EPS: down $4.7 million and $0.14, respectively compared with the year ago period. Compared with fourth quarter 2023, up $5.9 million and $0.18, respectively.
•
Diluted Non-GAAP EPS: down $0.19 compared with the year ago period primarily the result of lower volume, compressed margins on lost absorption, sales mix, and increased interest expense (of $0.04 per share). Compared with fourth quarter of 2023, up $0.15 or approximately a 40% increase.
•
Adjusted EBITDA margin: contracted 210 basis points compared with the year ago period driven by the items discussed previously. Compared with the fourth quarter of 2023, up by 150 basis points.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Hydraulics	For the Three Months Ended
($ in millions) (Unaudited)	March 30, 2024	April 1, 2023	Change		% Change
Net Sales
Americas	$55.8	$57.9	$(2.1)		(4%)
EMEA	45.5	49.4	(3.9)		(8%)
APAC	41.1	40.4	0.7		2%
Total Segment Sales	$142.4	$147.7	$(5.3)		(4%)
Gross Profit	$44.5	$50.0	$(5.5)		(11%)
Gross Margin	31.3%	33.9%	(260)	bps
SEA Expenses	$22.7	$22.0	$0.7		3%
Operating Income	$21.8	$28.0	$(6.2)		(22%)
Operating Margin	15.3%	19.0%	(370)	bps

First Quarter 2024 Hydraulics Segment Review

•
Sales: grew 2% in APAC which partially offset weakness in EMEA and Americas, resulting in a 4% year over year contraction in segment sales. Acquisitions contributed $1.9 million in the first quarter. Sales declined in the mobile, industrial and agriculture end markets partially offset by increases in other various niche end markets compared with the year ago period. FX had an unfavorable $0.2 million impact on sales. Compared with the fourth quarter of 2023, sales improved 7% driven by increasing order demand in APAC and EMEA.
•
Gross profit and margin drivers: lower gross profit and margin, compared with the year ago period were primarily the result of fixed cost absorption on lower volume and higher labor costs. Compared with the fourth quarter of 2023, gross profit grew 8% and gross margin expanded 50 basis points reflecting the growing volume.

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 4 of 15

•
Operating income and operating margin: lower operating income and margin, compared with the year ago period reflect impact of lower volume on gross profit compared to year ago period as well as costs related to higher wages and 2023 acquisitions. Compared to fourth quarter 2023, operating income increased 9% and margin was up 30 basis points.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Electronics	For the Three Months Ended
($ in millions) (Unaudited)	March 30, 2024	April 1, 2023	Change		% Change
Net Sales
Americas	$58.1	$55.1	$3.0		5%
EMEA	6.5	6.7	(0.2)		(3%)
APAC	5.0	3.7	1.3		35%
Total Segment Sales	$69.6	$65.5	$4.1		6%
Gross Profit	$22.7	$21.0	$1.7		8%
Gross Margin	32.6%	32.1%	50	bps
SEA Expenses	$15.6	$13.5	$2.1		16%
Operating Income	$7.1	$7.5	$(0.4)		(5%)
Operating Margin	10.2%	11.5%	(130)	bps

First Quarter 2024 Electronics Segment Review

•
Sales: grew 5% in the Americas and 35% in APAC partially offset by weakness in EMEA, resulting in 6% segment growth compared to the year ago period. Acquisitions contributed $2.0 million in the first quarter. Sales grew driven by increases in health and wellness and off-road vehicles markets, partially offset by continued softness in the marine and industrial end markets compared with the year ago period. Compared with the fourth quarter of 2023, sales improved 17% driven by growth in health and wellness and industrial. FX had an unfavorable $0.1 million impact of sales.
•
Gross profit and margin drivers: gross profit grew 8% and margin expanded 50 basis points, compared with the year ago period, driven primarily by higher sales volume. Compared with the fourth quarter of 2023, gross profit grew 61% and gross margin expanded 900 basis points driven primarily by higher sales volume.
•
Operating income and operating margin: operating income declined 5% and operating margin contracted 130 basis points, compared with the year ago period, driven primarily from higher wages and 2023 acquisitions. Compared with the fourth quarter of 2023, operating income grew $6.1 million or 610% and margin expanded 850 basis points driven primarily by leverage from higher sales volume.

Balance Sheet and Cash Flow Review

•
Total debt: at quarter-end was $521.3 million down from $524.8 million at the end of the fourth quarter 2023 while net debt declined $8.4 million. Decreasing debt remains a capital allocation priority in 2024.
•
Cash and cash equivalents: as of March 30, 2024 were $37.3 million, up 15% sequentially from the fourth quarter 2023 highlighting the focus on cash management.
•
Inventory: decreased by $1.2 million to $213.9 million from the fourth quarter of 2023. The decrease was the result of more disciplined financial management.

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 5 of 15

•
Pro-forma net debt-to-adjusted EBITDA: slight sequential increase to 3.08x at quarter end compared with 3.01x at the end of the fourth quarter (pro-forma for i3). At the end of the first quarter 2024, the Company had $196.9 million available on its revolving lines of credit.
•
Net cash provided by operations: was $17.8 million in the first quarter 2024 compared with $12.3 million in the year ago period, up 45%.
•
Capital expenditures: were $5.5 million in the first quarter 2024, or 2.6% of sales. This compares with $9.1 million, or 4.3% of sales in the year ago period.
•
Dividends: Paid 109th sequential quarterly cash dividend on April 19, 2024, over 27 consecutive years.

Affirming Full Year 2024 Outlook:

Sean Bagan, Chief Financial Officer, commented, “Last quarter we outlined our financial priorities for 2024 were to (i) Execute on our profitable sales growth plan by realizing operating leverage inherent in our business, while fully instilling investment and cost discipline; (ii) Shorten our cash conversion cycle through sustainable working capital improvement initiatives; and (iii) Reduce debt utilizing the free cash flow conversion proceeds. We are off to a good start in delivering across these metrics out of the gate this year. The progress we made in the first quarter reinforces our confidence in achieving our full year 2024 outlook.”

The following provides the Company’s expectations for 2024 as May 8, 2024. This assumes constant currency, using quarter end rates, and that markets served are not further impacted by the macroeconomic or the geopolitical environment.

	2023 Actual	2024 Outlook
Total net sales	$835.6 million	$840 - $860 million
Net income	$37.5 million	$50 - $63 million
Adjusted EBITDA	$161.4 million	$163 - $180 million
Adjusted EBITDA margin	19.3%	19.5% - 21.0%
Interest expense	$31.2 million	$34 - $35 million
Effective tax rate	24%	22% - 24%
Depreciation	$30.2 million	$34 - $36 million
Amortization	$33.6 million	$33 - $35 million
Capital expenditures % net sales	4%	3% - 4%
Diluted EPS	$1.14	$1.50 - $1.90
Diluted Non-GAAP EPS	$2.34	$2.35 - $2.75

Adjusted EBITDA, adjusted EBITDA margin and diluted Non-GAAP EPS represent Non-GAAP financial measures. The Company has presented the comparable GAAP figures in the table above. For 2023, adjusted EBITDA excludes $17.2 million of costs for restructuring activities and acquisition related costs including integration. For 2023, diluted Non-GAAP EPS excludes $1.20 per diluted share of costs primarily for amortization, restructuring activities, acquisition related costs including integration and the related tax impact on these items.

Webcast

The Company will host a conference call and webcast tomorrow, May 9, 2024, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8573. The audio webcast will be available at www.heliostechnologies.com.

A telephonic replay will be available from approximately 1:00 p.m. ET on the day of the call through Thursday, May 16, 2024. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13745116. The webcast

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 6 of 15

replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the effectiveness of creating the Centers of Excellence; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the Company’s ability to declare and pay dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of the cyclical nature of our business and the standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) the Company’s ability to respond to global economic trends and changes in customer demand domestically and internationally, including as a result of standardization and the cyclical nature of our business, which can adversely affect the demand for capital goods; (ii) supply chain disruption and the potential inability to procure goods; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital on terms acceptable to us, or at all; (iv) global and regional economic and political conditions, including inflation (or hyperinflation) exchange rates, changes in the cost or availability of energy, transportation, the availability of other necessary supplies and services and recession; (v) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (vi) risks related to health epidemics, pandemics and similar outbreaks, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vii) risks related to our international operations, including the potential impact of the ongoing conflict in Ukraine and the Middle East; (viii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (ix) stakeholders, including regulators, views regarding our environmental, social and governance goals and initiatives, and the impact of factors outside of our control on such goals and initiatives. Further information relating to additional factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 30, 2023 filed with the Securities and Exchange Commission (SEC) on February 27, 2024 as well as any subsequent filings with the SEC.

Helios has presented non-GAAP measures including adjusted operating income, adjusted operating margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, adjusted net income, and adjusted net income per diluted share and sales in constant currency. Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 7 of 15

understand operating performance. The determination of the amounts that are excluded from these Non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP. Please carefully review the Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies.

This news release also presents forward-looking statements regarding Non-GAAP measures, including adjusted EBITDA, adjusted EBITDA margin and adjusted net income per diluted share. The Company is unable to present a quantitative reconciliation of these forward-looking Non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2024 financial results. These Non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow:

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 8 of 15

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	For the Three Months Ended
	March 30,	April 1,
	2024	2023	% Change

Net sales	$212.0	$213.2	(1)%
Cost of sales	144.8	142.2	2%
Gross profit	67.2	71.0	(5)%
Gross margin	31.7%	33.3%

Selling, engineering and administrative expenses	39.0	38.1	2%
Amortization of intangible assets	7.9	8.1	(2)%
Operating income	20.3	24.8	(18)%
Operating margin	9.6%	11.6%

Interest expense, net	8.2	6.2	32%
Foreign currency transaction loss, net	0.3	0.4	(25)%
Other non-operating (income) expense, net	(0.2)	0.2	(200)%
Income before income taxes	12.0	18.0	(33)%
Income tax provision	2.8	4.1	(32)%
Net income	$9.2	$13.9	(34)%

Net income per share:
Basic	$0.28	$0.43	(35)%
Diluted	$0.28	$0.42	(33)%

Weighted average shares outstanding:
Basic	33.1	32.6
Diluted	33.3	32.7

Dividends declared per share	$0.09	$0.09

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 9 of 15

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	March 30, 2024	December 30, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37.3	$32.4
Accounts receivable, net of allowance for
credit losses of $2.3 and $2.1	126.5	114.8
Inventories, net	213.9	215.1
Income taxes receivable	9.6	11.3
Other current assets	22.0	23.1
Total current assets	409.3	396.7
Property, plant and equipment, net	224.4	227.9
Deferred income taxes	1.5	1.7
Goodwill	507.9	514.0
Other intangible assets, net	414.2	426.4
Other assets	26.3	23.7
Total assets	$1,583.6	$1,590.4
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$67.7	$70.3
Accrued compensation and benefits	19.3	19.4
Other accrued expenses and current liabilities	26.3	27.0
Current portion of long-term non-revolving debt, net	23.2	23.2
Dividends payable	3.0	3.0
Income taxes payable	5.3	2.0
Total current liabilities	144.8	144.9
Revolving lines of credit	202.1	199.8
Long-term non-revolving debt, net	292.7	298.3
Deferred income taxes	53.0	57.1
Other noncurrent liabilities	34.4	35.7
Total liabilities	727.0	735.8
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.001, 2.0 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100.0 shares authorized,
33.2 and 33.1 shares issued and outstanding	-	-
Capital in excess of par value	437.3	434.4
Retained earnings	481.8	475.6
Accumulated other comprehensive loss	(62.5)	(55.4)
Total shareholders’ equity	856.6	854.6
Total liabilities and shareholders’ equity	$1,583.6	$1,590.4

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 10 of 15

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	For the Three Months Ended
	March 30, 2024	April 1, 2023
Cash flows from operating activities:
Net income	$9.2	$13.9
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	15.7	15.2
Stock-based compensation expense	4.2	3.4
Amortization of debt issuance costs	0.1	0.1
Benefit for deferred income taxes	(0.9)	(1.1)
Forward contract losses, net	-	0.3
Other, net	0.3	0.1
(Increase) decrease in, net of acquisitions:
Accounts receivable	(13.1)	(9.5)
Inventories	(0.7)	(6.5)
Income taxes receivable	1.6	1.6
Other current assets	0.6	(4.1)
Other assets	1.1	2.4
Increase (decrease) in, net of acquisitions:
Accounts payable	(1.8)	(3.1)
Accrued expenses and other liabilities	(1.1)	(3.4)
Income taxes payable	3.3	4.3
Other noncurrent liabilities	(0.7)	(1.3)
Net cash provided by operating activities	17.8	12.3
Cash flows from investing activities:
Business acquisitions, net of cash acquired	-	(84.7)
Capital expenditures	(5.5)	(9.1)
Cash settlement of forward contracts	-	0.3
Software development costs	(0.8)	(1.1)
Net cash used in investing activities	(6.3)	(94.6)
Cash flows from financing activities:
Borrowings on revolving credit facilities	21.8	95.0
Repayment of borrowings on revolving credit facilities	(17.3)	(12.5)
Repayment of borrowings on long-term non-revolving debt	(5.2)	(4.1)
Proceeds from stock issued	0.5	0.5
Dividends to shareholders	(3.0)	(3.0)
Payment of employee tax withholding on equity award vestings	(1.8)	(1.8)
Other financing activities	(0.4)	(0.3)
Net cash (used in) provided by financing activities	(5.4)	73.8
Effect of exchange rate changes on cash and cash equivalents	(1.2)	1.1
Net increase (decrease) in cash and cash equivalents	4.9	(7.4)
Cash and cash equivalents, beginning of period	32.4	43.7
Cash and cash equivalents, end of period	$37.3	$36.3

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 11 of 15

HELIOS TECHNOLOGIES

SEGMENT DATA

(In millions)

(Unaudited)

	For the Three Months Ended
	March 30, 2024	April 1, 2023
Net Sales:
Hydraulics	$142.4	$147.7
Electronics	69.6	65.5
Consolidated	$212.0	$213.2

Gross profit and margin:
Hydraulics	$44.5	$50.0
	31.3%	33.9%
Electronics	22.7	21.0
	32.6%	32.1%
Consolidated	$67.2	$71.0
	31.7%	33.3%

Operating income (loss) and margin:
Hydraulics	$21.8	$28.0
	15.3%	19.0%
Electronics	7.1	7.5
	10.2%	11.5%
Corporate and other	(8.6)	(10.7)
Consolidated	$20.3	$24.8
	9.6%	11.6%

ORGANIC AND ACQUIRED NET SALES 1

(In millions) (Unaudited)

	For the Three Months Ended				For the Year Ended	For the Three Months Ended
	April 1,	July 1,	September 30,	December 30,	December 30,	March 30,
	2023	2023	2023	2023	2023	2024
Hydraulics
Organic	$134.0	$137.2	$121.0	$126.6	$518.8	$140.5
Acquisition	13.7	15.2	11.0	7.1	47.0	1.9
Total	$147.7	$152.4	$132.0	$133.7	$565.8	$142.4

Electronics
Organic	$65.5	$74.0	$67.1	$57.4	$264.0	$67.6
Acquisition	-	1.2	2.3	2.3	5.8	2.0
Total	$65.5	$75.2	$69.4	$59.7	$269.8	$69.6

Consolidated
Organic	$199.5	$211.2	$188.1	$184.0	$782.8	$208.1
Acquisition	13.7	16.4	13.3	9.4	52.8	3.9
Total	$213.2	$227.6	$201.4	$193.4	$835.6	$212.0

1 Net Sales is considered to be acquisition related until the acquisition has been included in the Company’s financial results for one full year.

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 12 of 15

HELIOS TECHNOLOGIES

Net Sales by Geographic Region and Segment

(In millions)

(Unaudited)

	2024

	Q1	% Change y/y
Americas:
Hydraulics	$55.8	(4%)
Electronics	58.1	5%
Consol. Americas	113.9	1%
% of total	54%
EMEA:
Hydraulics	$45.5	(8%)
Electronics	6.5	(3%)
Consol. EMEA	52.0	(7%)
% of total	25%
APAC:
Hydraulics	$41.1	2%
Electronics	5.0	35%
Consol. APAC	46.1	5%
% of total	22%
Total	$212.0	(1%)

	2023

	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	2023	% Change y/y
Americas:
Hydraulics	$57.9	34%	$60.6	21%	$55.7	12%	$60.2	6%	$234.4	17%
Electronics	55.1	(29%)	63.2	(21%)	59.4	(9%)	48.8	2%	$226.5	(16%)
Consol. Americas	113.0	(6%)	123.8	(5%)	115.1	0%	109.0	4%	460.9	(2%)
% of total	53%		54%		57%		56%		55%
EMEA:
Hydraulics	$49.4	(7%)	$51.3	5%	$38.8	(6%)	$38.1	(12%)	$177.6	(5%)
Electronics	6.7	(43%)	7.0	(43%)	5.7	(26%)	5.8	9%	$25.2	(32%)
Consol. EMEA	56.1	(13%)	58.3	(5%)	44.5	(9%)	43.9	(10%)	202.8	(9%)
% of total	26%		26%		22%		23%		24%
APAC:
Hydraulics	$40.4	(2%)	$40.5	(8%)	$37.5	(7%)	$35.4	(12%)	$153.8	(7%)
Electronics	3.7	(73%)	5.0	(22%)	4.3	30%	5.1	104%	$18.1	(31%)
Consol. APAC	44.1	(20%)	45.5	(10%)	41.8	(4%)	40.5	(5%)	171.9	(10%)
% of total	21%		20%		21%		21%		21%
Total	$213.2	(11%)	$227.6	(6%)	$201.4	(3%)	$193.4	(1%)	$835.6	(6%)

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 13 of 15

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income & Non-GAAP Adjusted Operating Margin RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended				Twelve Months Ended
	March 30, 2024	Margin	April 1, 2023	Margin	March 30, 2024	Margin
GAAP operating income	$20.3	9.6%	$24.8	11.6%	$75.5	9.0%
Acquisition-related amortization of intangible assets	7.9	3.7%	8.1	3.8%	32.6	3.9%
Acquisition and financing-related expenses(A)	0.5	0.2%	1.7	0.8%	2.8	0.3%
Restructuring charges(B)	1.4	0.7%	1.2	0.6%	12.3	1.5%
Officer transition costs	0.3	0.1%	0.8	0.4%	0.7	0.1%
Acquisition integration costs (C)	0.3	0.1%	-	0.0%	0.5	0.1%
Other	-	0.0%	-	0.0%	0.3	0.0%
Non-GAAP adjusted operating income	$30.7	14.5%	$36.6	17.2%	$124.7	14.9%
GAAP operating margin	9.6%		11.6%		9.0%
Non-GAAP adjusted operating margin	14.5%		17.2%		14.9%
Net sales	$212.0		$213.2		$834.4

Non-GAAP Adjusted EBITDA & Non-GAAP Adjusted EBITDA Margin RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended				Twelve Months Ended
	March 30, 2024	Margin	April 1, 2023	Margin	March 30, 2024	Margin
Net income	$9.2	4.3%	$13.9	6.5%	$32.8	3.9%
Interest expense, net	8.2	3.9%	6.2	2.9%	33.2	4.0%
Income tax provision	2.8	1.3%	4.1	1.9%	10.3	1.2%
Depreciation and amortization	15.7	7.4%	15.2	7.1%	64.3	7.7%
EBITDA	35.9	16.9%	39.4	18.5%	140.6	16.9%
Acquisition and financing-related expenses(A)	0.5	0.2%	1.7	0.8%	2.8	0.3%
Restructuring charges(B)	1.4	0.7%	1.2	0.6%	12.3	1.5%
Officer transition costs	0.3	0.1%	0.8	0.4%	0.7	0.1%
Acquisition integration costs (C)	0.3	0.1%	-	0.0%	0.5	0.1%
Change in fair value of contingent consideration	-	0.0%	0.2	0.1%	(0.3)	0.0%
Other	0.2	0.1%	-	0.0%	-	0.0%
Adjusted EBITDA	$38.6	18.2%	$43.3	20.3%	$156.6	18.8%
Pre-acquisition adjusted EBITDA, i3					0.7
TTM Pro forma adjusted EBITDA					$157.3
GAAP net income margin	4.3%		6.5%		3.9%
EBITDA margin	16.9%		18.5%		16.9%
Adjusted EBITDA margin	18.2%		20.3%		18.8%
Net sales	$212.0		$213.2		$834.4

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 14 of 15

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Net Income & Non-GAAP Adjusted Net Income Per Diluted Share RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended
	March 30, 2024	Per Diluted Share	April 1, 2023	Per Diluted Share
GAAP net income	$9.2	$0.28	$13.9	$0.42
Amortization of intangible assets(D)	8.1	0.24	8.3	0.25
Acquisition and financing-related expenses(A)	0.5	0.02	1.7	0.05
Restructuring charges(B)	1.4	0.04	1.2	0.04
Officer transition costs	0.3	0.01	0.8	0.02
Acquisition integration costs (C)	0.3	0.01	-	-
Change in fair value of contingent consideration	-	-	0.2	0.01
Other	0.2	0.01	-	-
Tax effect of above	(2.4)	(0.07)	(2.7)	(0.08)
Non-GAAP Adjusted net income	$17.6	$0.53	$23.4	$0.72
GAAP net income per diluted share	$0.28		$0.42
Non-GAAP Adjusted net income per diluted share	$0.53		$0.72

(A) Acquisition and financing-related expenses include costs associated with our M&A activities. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended March 30, 2024, the charges include $0.5 of other M&A costs.

(B) Restructuring activities include costs associated with the creation of our two new Regional Operational Centers of Excellence. We believe these costs are not representative of the Company’s operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended March 30, 2024, the charges include non-recurring labor costs of $0.9 million and manufacturing relocation and other costs of $0.5 million.

(C) Acquisition integration activities include costs associated with integrating our recently acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months ended March 30, 2024, the costs totaled $0.3 million.

(D) Amortization of intangible assets presented here includes $0.2 million for capitalized software development costs included within cost of sales in the income statement for the three months ended March 30, 2024.

.

Helios Technologies Reports First Quarter 2024 Financial Results; Strong Sequential Growth for a Solid Start to the Year

May 8, 2024	Page 15 of 15

HELIOS TECHNOLOGIES

Non-GAAP Net Sales Growth RECONCILIATION

(In millions)

(Unaudited)

	For the Three Months Ended
	Hydraulics	Electronics	Consolidated
Q1 2024 Net Sales	$142.4	$69.6	$212.0
Impact of foreign currency translation(E)	0.2	0.1	0.3
Net Sales in constant currency	142.6	69.7	212.3
Less: Acquisition related sales	(1.9)	(2.0)	(3.9)
Organic sales in constant currency	$140.7	$67.7	$208.4

Q1 2023 Net Sales	$147.7	$65.5	$213.2

Net sales growth	-4%	6%	-1%
Net sales growth in constant currency	-3%	6%	0%
Organic net sales growth in constant currency	-5%	3%	-2%

(E) The impact from foreign currency translation is calculated by translating current period activity at average prior period exchange rates.

Net Debt-to-Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

As of
March 30, 2024
Current portion of long-term non-revolving debt, net	23.2
Revolving lines of credit	205.4
Long-term non-revolving debt, net	292.7
Total debt	521.3
Less: Cash and cash equivalents	37.3
Net debt	484.0

TTM Pro forma adjusted EBITDA (F)	157.3
Ratio of net debt to TTM pro forma adjusted EBITDA	3.08
(F) On a pro-forma basis for i3.

Non-GAAP Financial Measures and Non-GAAP Forward-looking Financial Measures:
Adjusted operating income, adjusted operating margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, adjusted net income, adjusted net income per diluted share and sales in constant currency are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing these specific Non-GAAP figures are important for investors and other readers of Helios financial statements, as they are used as analytical indicators by Helios management to better understand operating performance. These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for GAAP. Please carefully review the attached Non-GAAP reconciliations to the most directly comparable GAAP measures and the related additional information provided throughout. Because these metrics are Non-GAAP measures and are thus susceptible to varying calculations, these figures, as presented, may not be directly comparable to other similarly titled measures used by other companies. The Company does not provide a reconciliation of forward-looking Non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share disclosed above in our 2024 Outlook, to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the Non-GAAP financial measures in future periods.